Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

August 5, 2009	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART SELECTS GREGORY W. KLEFFNER AS CHIEF FINANCIAL OFFICER

JACKSONVILLE, FL –Stein Mart, Inc. (Nasdaq: SMRT) today announced the appointment of Gregory W. Kleffner as the Company’s new chief financial officer. Kleffner succeeds James G. Delfs, whose pending retirement was announced earlier this year. Mr. Kleffner will begin his duties as senior vice president, finance and chief financial officer on Monday, August 10, 2009.

Prior to joining Stein Mart, Kleffner spent six years with Kellwood Company, most recently as chief financial officer. While at Kellwood, a major women’s apparel marketer, he was instrumental in the strategic restructuring of the $2.5 billion company, including the disposal of certain non-core businesses and the successful integration of several acquisitions. Prior to joining Kellwood Company in 2002, Kleffner was Audit and Advisory Partner with Arthur Andersen LLP in St. Louis. Kleffner’s clients included several major retailers during his 25-year career with Arthur Andersen.

“Greg’s strong financial and strategic experience with industry-leading manufacturers and retailers makes him a great addition to our team,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart. “His leadership will be instrumental as we make progress toward achieving our strategic goals and positioning ourselves for the future.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store original prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

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Additional information about Stein Mart can be found at www.steinmart.com